Exhibit 8.2 Form of Tax Opinion of Littman Krooks Roth & Ball P.C.


                               [LKR&B LETTERHEAD]

                            FORM OF LKR&B TAX OPINION



_________, 1998



New Retail Concepts, Inc.
2975 Westchester Avenue
Purchase, New York 10577

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated April 6, 1998, as amended by Amendment No. 1, dated as of May 14, 1998 and by Amendment No. 2, dated as of June 2, 1998 (the "Merger Agreement") by and between New Retail Concepts, Inc., a Delaware corporation ("NRC") and Candie's Inc., a Delaware corporation ("Candie's"). Pursuant to the Merger Agreement, NRC will merge with and into Candie's (the "Merger").

     Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in certificates delivered to us by Candie's and NRC containing certain representations of Candie's, and NRC (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as special counsel to NRC in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

     (a) the Merger Agreement;

     (b) the Registration Statement on Form S-4, and amendments thereto, filed by Candie's and NRC with the Securities and Exchange Commission (the "Registration Statement");

     (c) the Certificates of Representations; and

     (d) such other instruments and documents related to the formation, organization and operation of Candie's and NRC and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

     2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by Candie's and NRC, their respective managements, employees, officers, directors and shareholders in


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connection with the Merger, including but not limited to those set forth in the
Merger Agreement (including the exhibits) and the Certificates of Representations; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that:

     (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

     (b) The discussion entitled "Federal Income Tax Consequences of the Merger" in the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any other transaction whatsoever including the Merger if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be distributed or otherwise made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Federal Income Tax Consequences of Merger" in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by Securities Act of 1933, as amended, or the General Rules and Regulations promulgated thereunder.


                             Sincerely,